Exhibit 99.1

May 28, 2008

HELMERICH & PAYNE, INC. ANNOUNCES NEW BUILD ORDERS AND

ACQUISITION OF DEVELOPING TECHNOLOGY

                Helmerich & Payne, Inc. announced today that it has signed 12 additional long-term contracts with two exploration and production companies to operate 12 new FlexRigs®* in the U.S.  Most of these contracts have minimum term durations of three years, and the remainder have minimum term durations ranging from four to seven years.  The name of the customers and other terms were not disclosed.  This brings to 109 the total number of new FlexRigs with at least three-year term commitments that have been announced by the Company since March 2005.  Including 20 FlexRigs yet to be completed, the Company now has 159 H&P FlexRigs which represent over 70% of the Company’s global land fleet.

                The Company also announced the acquisition of a small private firm, TerraVici Drilling Solutions, which is currently developing a patented rotary steerable system to enhance horizontal and directional drilling.  The transaction includes a three part cash payment of up to $22 million, plus certain earn-out provisions based on future earnings.  Given the developmental nature of the acquired technology, there will be a significant portion of the purchase price allocated as in-process research and development, resulting in a write-off that will impact the Company’s net income during the third fiscal quarter of 2008.  Preliminary estimates indicated that the after-tax impact of this write-off will be in the range of six to eight cents per diluted share.  Subsequent research and development efforts are expected to impact the Company’s total operating costs and expenses corresponding to ongoing operations by approximately $3 million ($0.02 per diluted share after tax) each quarter during the remainder of fiscal 2008 and 2009.  While the acquired entity is not currently expected to be accretive to earnings before fiscal 2010, the Company believes that developments in this technology could eventually produce attractive financial results and further enhance the drilling capabilities of its FlexRigs.

                Company President and C.E.O. Hans Helmerich commented, “Today’s announcement of 12 new contracts represents a total of 32 additional new FlexRig commitments secured during this fiscal year, and we expect to see a market with opportunities for continuing growth.  In addition to having a favorable impact on future earnings, these commitments provide an uninterrupted continuation of our rig manufacturing efforts.  We are scheduled to continue to build approximately three FlexRigs per month through the end of calendar 2008.

                “As we continue to grow, we are encouraged to see the customer embrace some enduring trends.  There is greater focus on performance, safety and people; the drilling process is becoming increasingly challenging as preferred well types deviate from simple vertical drilling; and new and improved rigs are replacing the old and tired.  In the last three years, over 400 rigs have been added to the active rig count drilling for natural gas in the U.S., and close to 100% of this growth corresponds to rigs drilling horizontal or directional wells.  We know that the percentage of FlexRigs drilling these types of wells is almost twice that corresponding to the industry fleet, and further development of unconventional gas plays should provide additional opportunities going forward.

                “The acquisition announced today is a small, early investment in developing technology for directional and horizontal drilling and is complementary to technology already introduced through our FlexRigs.  This transaction fits well with our ongoing approach, which is based on the pursuit of innovations that safely enhance drilling productivity and reduce total well costs for our customers while allowing us to deliver attractive returns to our shareholders.”

                The Company’s revised estimate for capital expenditures during fiscal 2008 is $750 million, which will be funded primarily through after-tax cash flow from operations.  The Company may also use the available portion of its revolving credit facility, as well as after-tax proceeds from sales of portfolio securities to fund its growing capital expenditure program.  Thirty FlexRigs are expected to be completed during fiscal 2008, 20 of which have already been completed.  Including only existing commitments, ten rigs are currently scheduled to be completed in fiscal 2009.

                Helmerich & Payne, Inc. is primarily a contract drilling company.  As of May 28, 2008, the Company’s existing fleet included 177 U.S. land rigs, 27 international land rigs and nine offshore platform rigs.

                Statements in this release that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Juan Pablo Tardio

(918) 588-5383